Exhibit 14

ZALE CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS

Neal Goldberg

Chief Executive Officer

Dear Fellow Employee:

Zale Corporation was founded more than 85 years ago with this customer commitment: Provide superior service using basic principles of honesty, integrity and trust. Today our customers, vendors and the business communities in which we operate continue to rely on our reputation as a company that maintains the highest standards of ethical business conduct.

Our Code of Business Conduct and Ethics applies to the Company’s Board of Directors and to all Company employees. In addition, the Code provides a framework for our dealings with trade vendors, other suppliers and competitors.

I firmly believe that operating according to the highest ethical standards is one of the reasons we have been successful in the past. Our collective adherence to the principles of the Code will ensure the Company’s continued success going forward.

Sincerely,

Neal Goldberg

TABLE OF CONTENTS

Code Background	2

• Code Summary	2

• Responsibilities	2

Complaint Reporting Policy	2-3

• General Complaint Reporting Policy	2

• Accounting Complaint Reporting Policy	3

Penalties for Code Violations	3

Fair Dealing	3

Conflicts of Interest	3-4

• Policy	3

• Definitions	3

• Guidelines	4

• Examples of Conflict of Interest	4

Corporate Opportunities	5

Confidential Information	5-6

• Policy	5

• What is Confidential Information?	5

• Computer Systems	5

Maintenance of Books, Records and Disclosure Procedures	7

• Books and Records	7

• Corporate Assets	7

• News Media Contact Policy	7

Compliance with Applicable Laws	8-9

• Policy	8

• State Sales Tax	8

• Reporting Cash Payments of $10,000 or More	8

• U.S. Customs Regulations	8

• EEO Policies	8

• Payments to Government Officials	8

• Compliance with Federal Securities Laws	8

• Insider Trading	8

• Stock Trading Prohibited During Blackout Periods	9

• Former Directors, Officers and Employees	9

• Money Laundering	9

Felony Reporting Policy	10

Cooperation	10

Code Administration and Violation	10

• Responsible Corporate Officer – General Counsel	10

• Good Judgment Rule	10

• Approvals Procedure	10

• Requests for Exceptions and Waivers	10

• Additional Information	10

All members of the Board of Directors, officers and other employees are required to complete a certification of compliance. This Code of Business Conduct and Ethics supersedes and invalidates all prior versions thereof.

September 2009

CODE BACKGROUND

This Code of Business Conduct and Ethics (this “Code”) applies to all members of the Board of Directors and all officers and other employees of Zale Corporation and its subsidiaries (collectively, the “Company”). This Code extends to relations between all employees. In addition, this Code extends to relations between employees and the Company’s trade vendors, other suppliers, customers and competitors.

CODE SUMMARY

Our Code:

1.     Forbids members of the Board of Directors, officers and other employees from accepting any unauthorized benefit, gift, service or favor from any of the Company’s vendors, customers or competitors.

2.     Bans any conduct that has the potential for a conflict of interest (or the appearance of impropriety); i.e., where the opportunity for personal gain might influence the way members of the Board of Directors, an officer or other employee carries out the duties and responsibilities of his or her position.

3.     Forbids members of the Board of Directors, officers and other employees from disclosing confidential Company information to outsiders or from removing confidential information from Company premises.

4.     Prohibits participation relating to the Company’s business in chatrooms, blogs and similar forums.

5.     Requires that the Company’s books and records and its financial condition and transaction reports be kept accurately, honestly and completely.

6.     Requires full and prompt disclosure of all material business events and developments.

7.     Requires strict compliance with all federal and state laws governing the Company’s business operations, including, but not limited to:

•      Collecting state sales taxes;

•      Reporting large currency payments by customers;

•      Complying with U.S. Customs regulations that require disclosure of currency and merchandise brought back into the United States;

•      Forbidding insider stock trading in Company stock or other securities;

•      Prohibiting corporate political contributions;

•      Forbidding illegal payments to government officials;

•      Prohibiting discrimination or harassment, including that of a sexual nature of any kind, of any employee, vendor or customer; and

•      Complying with wage and hour practices and policies.

8.     Requires full cooperation with any governmental or other investigation.

Nothing in this Code shall be deemed to alter any employment at will or other status of an employee or to otherwise create for an employee an enforceable right against the Company, its Board of Directors or its officers, or against any other employee or third party.

RESPONSIBILITIES

The Company will strive to:

•      Stress to all employees the need for continuing commitment to these principles;

•      Maintain a workplace environment that encourages frank and open communication regarding the importance of operating under such principles;

•      Ensure that there is no retaliation or reprisal against any employee who in good faith reports an ethical or legal concern; and

•      Appropriately address an employee report of suspected misconduct.

All members of the Board of Directors, officers and other employees of the Company must:

•      Become familiar with and adhere to this Code and Company policies and procedures; and

•      Raise concerns about possible violations of law and/or this Code pursuant to the Company’s Complaint Reporting Policy (discussed below). You have a duty to promptly bring to the Company’s attention any situation in which this Code has been — or is about to be — violated, regardless of whether you are involved.

No retaliatory action will be taken against any member of the Board of Directors or any officer or employee for reporting alleged violations to the Company in good faith.

Take a Common Sense Test

A good test for judging your conduct under this Code is:

If you would be embarrassed for your supervisor or co-workers to read about your conduct on the front page of tomorrow morning’s newspaper, or if the conduct is potentially harmful to the Company ...

DON’T DO IT.

COMPLAINT REPORTING POLICY

GENERAL COMPLAINT REPORTING POLICY

Officers and other employees of the Company should report violations of this Code (other than violations regarding accounting matters, which are discussed below) to their immediate

CODE OF BUSINESS CONDUCT AND ETHICS

supervisors, to the next successive level of reporting authority or to the Company’s Human Resources, Legal or Loss Prevention departments. Violations with respect to the Chief Executive Officer and members of the Board of Directors (other than violations regarding accounting matters, which are discussed below) should be reported to the Audit Committee of the Board of Directors, through its Chairman. In the event that you are aware of a violation that you believe could materially harm the Company, its shareholders or others that is not being properly addressed, you are encouraged to contact senior management or the Company’s Legal department.

In addition, complaints can be made anonymously as follows:

•      Shared Services Contact Center

866-772-8899

•      Loss Prevention 24-Hour HELP (Honest Employees Love Profits) Confidential Line

800-999-7040

ACCOUNTING COMPLAINT REPORTING POLICY

Members of the Board of Directors, officers and other employees of the Company should report violations of this Code regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls and complaints regarding violations of the Company’s accounting policies, to either of the following:

•      Legal & Ethics Anonymous Reporting Hotline

866-341-2633

•      Legal Department

972-580-5248

901 W. Walnut Hill Lane, MS-6A

Irving, TX 75038

legal@zalecorp.com

The Company has adopted the Audit Committee Policy for Addressing Complaints to address complaints regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls or complaints regarding violations of the Company’s accounting policies. The Policy is available on the Company’s Web site. In addition, any member of the Board of Directors, officer, or other employee may obtain a copy of the Policy by contacting the Company’s Legal department at 972-580-5248. This Policy provides that the confidentiality of complaints shall be maintained to the greatest extent practicable consistent with the Company’s legal and other obligations.

PENALTIES FOR CODE VIOLATIONS

If you violate this Code, you are subject to disciplinary action. Depending on the nature of the violation, this action could include termination of employment or other relationship with the Company without prior notice.

FAIR DEALING

Honesty, integrity and trust are the underpinnings of the Company’s success and must be observed in all respects at all times. Members of the Board of Directors, officers and other employees should endeavor to deal fairly with the Company’s customers, suppliers and employees. Members of the Board of Directors, officers and other employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

CONFLICTS OF INTEREST

POLICY

Relationships that members of the Board of Directors, officers or other employees of the Company have with third parties that have a potential to create a conflict of interest between his/her responsibility to the Company and his/her personal interests are prohibited, unless approved by the Company in accordance with the procedures set forth in this Code. Any member of the Board of Directors and any officer or other employee found to have accepted an unauthorized benefit, gift, service or favor from any of the Company’s vendors, customers or competitors may be in violation of this policy. A familial relationship or shared residence with a vendor or employee of a vendor also may be considered a conflict of interest. A member of the Board of Directors, officer or other employee found to be in violation of this policy is subject to disciplinary action, up to and including divesting himself or herself of the interest, ending the business relationship or termination of employment or other relationship with the Company.

Any time that a situation arises or changes that creates a possible conflict of interest, the member of the Board of Directors, officer or other employee is responsible for complying with the procedures set forth below under “Requests for Exceptions and Waivers.” Failure to do so may result in termination of employment or other relationship with the Company.

If a member of the Board of Directors or any officer or other employee has any questions about potential conflicts of interest, he or she may seek clarification from the Company’s Human Resources or Legal departments.

DEFINITIONS

Benefit, Gift, Service or Favor — Means (a) money, loans or guarantees of obligations, (b) gifts of merchandise or a service or (c) unless specifically approved by the Company (as discussed below), travel, hotel, meals or entertainment provided by a vendor or customer that exceeds normal and customary social contact or that which, if reciprocated by a member of the Board of Directors, an officer or other employee, would not be covered under the Company’s expense reimbursement guidelines.

Competitor — Includes any business that directly competes with the Company by engaging, in whole or in part, in the manufacturing, wholesale or retail sale of jewelry of the type and within the price ranges sold by the Company.

Conflict of Interest — A “conflict of interest” occurs when an individual’s private interest interferes in any way — or even appears to interfere — with the interests of the Company as a whole. A conflict situation can arise when a member of the Board of Directors or an officer or other employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a member of the Board of Directors or an officer or other employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company (e.g., a conflict of interest exists when the way a member of the Board of Directors, officer or other employee would ordinarily deal with a vendor, customer or competitor is influenced or could be perceived by others to be influenced or compromised by a benefit, gift, service or favor that the vendor, customer or competitor has given or promised the member of the Board of Directors, officer or other employee or by a familial relationship between the member of the Board of Directors, officer or other employee and the vendor, customer or competitor).

Customer — Refers to any person who enters a Company store or purchases products or services from the Company.

Member of the Company’s Board of Directors — Includes the member of the Board of Directors and his or her spouse and immediate family members.

Employee — Includes the employee and his or her spouse and immediate family members.

Officer — Includes the officer and his or her spouse and immediate family members.

Vendor — Includes trade vendors, suppliers, landlords, independent contractors and providers of professional and other services.

GUIDELINES

As a member of the Company’s Board of Directors, officer or other employee:

•      You, a relative or anyone who shares a residence with you may not accept payments of any nature from a vendor, customer or competitor.

•      You, a relative or anyone who shares a residence with you may not borrow money from a vendor, customer or competitor or engage in other personal transactions with them (see Example B below).

•      You, a relative or anyone who shares a residence with you may not serve on the board of directors of any vendor or competitor.

•      You, a relative or anyone who shares a residence with you may not hold any direct or indirect position in any corporation, partnership or organization with which the Company does business, or with which the Company competes.

•      You, a relative or anyone who shares a residence with you may not hold more than a five percent stock interest in any publicly held corporation, partnership or organization that does business with or competes with the Company. You, a relative or anyone who shares a residence with you may not hold any financial interest in any privately held corporation, partnership or organization that does business with or competes with the Company.

•      You, a relative or anyone who shares a residence with you may not offer to sell a customer or prospective customer any jewelry or watches that you or they personally own.

•      You, a relative or anyone who shares a residence with you may not accept travel, lodging or unusual benefits or other entertainment from a vendor or competitor unless your immediate supervisor or, with respect to the Chief Executive Officer, the Audit Committee of the Board of Directors, through its Chairman, has first determined that the acceptance of such benefits conforms to customary industry practice and will be a good use of your time.

•      You, a relative or anyone who shares a residence with you may not conduct any business other than Company business on Company time or property.

•      The Company may not lend money to a member of the Company’s Board of Directors or to an executive officer.

Exceptions to these Guidelines may be granted pursuant to the Request for Exceptions and Waivers section of this Code.

EXAMPLES OF CONFLICTS OF INTEREST

Example A

If a vendor offers to fly you to the Super Bowl, you must decline the offer since you could not reciprocate and be reimbursed for the cost under the Company’s Expense Reimbursement Guidelines. If, on the other hand, a vendor takes you to dinner, you can accept because you could reciprocate and seek reimbursement for the cost of the meal under the Company’s Expense Reimbursement Guidelines.

Example B

If a vendor offers you and your spouse the opportunity to stay at his vacation home in the Bahamas, you must decline the offer, even though your use of the home may not involve any out-of-pocket costs to the vendor. Otherwise, such conduct on your part could be perceived as an attempt by the vendor to improperly influence you in the performance of your duties.

Example C

It is customary in our industry for jewelry vendors to periodically sponsor dinner meetings, trade shows and other events where new products are introduced to merchants and other jewelry retailer representatives. The Company has traditionally sent appropriate representatives to these and other similar events. In this and other comparable situations, vendors, landlords and other suppliers customarily pay for all or a portion of the cost of attending these events. These costs may include travel, hotel, meals and entertainment. Accordingly, if your immediate supervisor or, with respect to the Chief Executive Officer, the Audit Committee of the Board of Directors, through its Chairman, determines that such attendance serves the Company’s business interests and would be a good use of your time, this Code will permit Company representatives to attend these events — at the expense of the sponsors.

Example D

A jewelry repair person or other service provider who operates as an independent contractor is related to a manager of a Company store (e.g., is his or her spouse, sibling, parent or someone with whom he or she shares a residence). That Company store may not engage that repair person or other service provider for repairs or services. Such a relationship can be perceived as an attempt by the independent contractor to gain influence or benefit from the manager’s employment at the Company.

CORPORATE OPPORTUNITIES

Members of the Board of Directors, officers and other employees owe a duty to the Company to advance the Company’s legitimate interests when an opportunity arises. Accordingly, you may not (a) take personal opportunities for yourself that are discovered through the use of Company property, information or position, (b) use Company property, information or position for personal gain or (c) compete with the Company.

CONFIDENTIAL INFORMATION

POLICY

As a member of the Company’s Board of Directors or as an officer or other employee, you may not disclose any confidential or proprietary information about the Company to persons outside the Company without prior approval of senior management. However, if you are legally required to disclose any confidential or proprietary information about the Company, you may do so after notifying the Legal department and providing the Company with sufficient time under the circumstances to protect such confidential or proprietary information. “Persons outside the Company” include family, friends, vendors, customers, competitors and the news media. In addition, all members of the Company’s Board of Directors and all officers and employees are prohibited from the unauthorized use of confidential information belonging to others in connection with Company business.

WHAT IS CONFIDENTIAL INFORMATION?

Confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or its vendors or customers, if disclosed. Some examples of confidential information include:

•      Business and store location plans

•      Strategic plans

•      Sales and financial data and reports

•      Forecasts

•      Products and pricing

•      Identity of employees, vendors and customers

•      Information contained in memoranda, reports, analyses, lists, schedules or electronic communications and all other documents prepared for internal use

•      Information obtained in meetings and discussions, whether or not in writing

•      Information regarding internal systems and procedures

•      Information pertaining to any company or individual with whom the Company does business

•      Size or terms of purchase orders

•      Information about customer purchases

•      Merchandise assortments

•      Store rankings

•      Personnel and performance records

•      Build-out plans

•      Salary and employment information or any other information or materials designated by the Company as proprietary or confidential

•      Information pertaining to any lawsuits or government actions or investigations involving the Company

•      Information concerning any Company investigation or audit, internal or otherwise

Example

Your employment with the Company ends. Your new employer, a Company competitor, asks you to contact the top Company sales people whose names, phone numbers and rankings you obtained at your last Company meeting. Even though you no longer work for the Company, information that came into your possession during your employment at the Company remains the property of the Company and is confidential and proprietary.

COMPUTER SYSTEMS

The Company relies heavily on computer systems to meet its financial, informational and operational requirements. It is therefore imperative that computer data, software, hardware and networks be protected against alteration, damage, theft or unauthorized access.

Personal Use of E-mail or Voice Mail

Because the Company provides computer, e-mail and voice mail systems to assist you in the performance of your job, you should use them for official Company business. Incidental and occasional personal use of e-mail and voice mail is permitted by the Company, but these messages will be treated the same as other Company messages.

The Company reserves the right to access and disclose all messages sent over its e-mail and voice mail systems, without regard to content. Since your personal messages and files can be accessed by the Company management without prior notice, you should not use the computer system, e-mail and/or voice mail to transmit any messages or compose any documents you would not want read by a third party. For example, you should not use the Company’s systems for gossip, including personal information about yourself or others, for forwarding messages under circumstances likely to embarrass the sender, for profanity, for offensive sexual jokes or discussions or for emotional responses to business correspondence or work situations. In any event, you should not use these systems for such purposes as soliciting or proselytizing for commercial ventures, religious or personal causes or outside organizations or other similar, non-job-related solicitations. If the Company discovers that you are misusing the computer, e-mail and/or voice mail systems, you may be subject to disciplinary action, up to and including termination of employment or other relationship with the Company.

Forbidden Content of Internet, Intranet, E-mail and/or Voice Mail Communications

To ensure that the use of computers, e-mail and/or voice mail systems, Company Web sites, and business equipment is consistent with the Company’s legitimate business interests, the following guidelines will be followed:

•                  Any use of the Company’s name or trademarks outside the course of the user’s employment or other relationship without the express authorization of senior management is prohibited.

•                  No media advertisement, Internet home page, electronic bulletin board posting, e-mail message, voice mail message or any other public representation about the Company or on behalf of the Company may be issued unless it has first been approved by a department manager, Investor Relations/Public Relations and/or other appropriate management personnel.

•                  The Company intranet is a service provided only for Company employees and as such is not to be shared, either by transfer of information or direct viewing, with anyone who is not employed by the Company or with a fellow employee who lacks the appropriate security clearance.

•                  Under no circumstances should information of a confidential, sensitive or otherwise proprietary nature be placed or posted on the Internet or otherwise be disclosed to anyone outside the Company.

•                  The e-mail system is not to be used in ways that are insulting, disruptive or offensive to others, or in ways that are inconsistent with the professional image of the Company.

•                  Mass mailings are not allowed, and e-mails containing defamatory, false, sexual, racist, abusive, discriminatory, harassing or otherwise offensive remarks, jokes or images are prohibited. You may not access inappropriate Web sites including, but not limited to, pornographic, sexually related or gambling sites.

•                  The Internet, intranet and e-mail systems may not be used for religious or political purposes, to disparage or harass any employee, customer, competitor or any other person or entity or for any non-business-related solicitations.

•                  You should not use any Internet or intranet message board or similar medium available to the public to post any messages regarding the Company, its business, customers, employees, competitors, products or other matters related to it.

•                  Any use of the e-mail system to solicit outside business ventures, to leak confidential, sensitive or proprietary information or for any other inappropriate purpose is prohibited.

All users are personally accountable for messages that they originate or forward using Company computers, e-mail or voice mail systems.

Password and Encryption Key Security and Integrity

Members of the Board of Directors, officers and other employees are prohibited from the unauthorized use of the passwords and encryption keys of other members of the Board of Directors, officers or employees to gain access to such other person’s computer, e-mail and/or voice mail files and messages or to construct communications that appear to be from someone else.

Any violation of this policy will result in appropriate disciplinary action, up to and including termination of employment or other relationship with the Company and the exercise of other legal remedies that may be available to the Company.

Protecting Proprietary Information

Any unauthorized use or reproduction of proprietary or copyrighted software or corporate data is prohibited. This includes, but is not limited to, monthly Profit and Loss Statements, Gross Margin Analyses, Projections and Models, Inventory Analyses, CATS or other POS Reports, RIS Reports, Sales Data and Operating Expense Data.

In addition, you are prohibited from participating in chat rooms, blogs and similar forums regarding the Company’s business.

Example A

Since computer reports containing sales plans and performance ranking provided to you by the Company are confidential, you should not remove them from Company premises unless in conjunction with your duties and should not disclose them to anyone other than members of the Board of Directors or employees.

Example B

You notice on a popular chat room that one of the postings contains significant misstatements regarding the Company that could cause the Company harm. You cannot correct them through your own posting but must bring the statements to the attention of the Company’s Investor Relations or Legal departments and let them decide whether a response is appropriate.

MAINTENANCE OF BOOKS, RECORDS AND DISCLOSURE PROCEDURES

BOOKS AND RECORDS

The Company will continue to observe the most stringent standards in keeping our books and records. All Company records must be complete and must accurately record and properly describe the transactions they reflect. All assets, liabilities, revenues and expenses shall be recorded in compliance with generally accepted accounting principles. Members of the Company’s Board of Directors, officers and other employees are expected to cooperate fully with our internal and external auditors.

All transactions involving Company funds must be accurately reflected on the books of account. False or misleading entries in such books are strictly prohibited. The creation and maintenance of secret or unrecorded funds or assets are strictly prohibited. Knowledge of any such activity by any employee must be reported promptly pursuant to the “Accounting Complaint Reporting Policy” set forth in this Code.

The Company requires cooperation and open communications with its internal and external auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate or mislead any public accountant engaged in the performance of an audit of Company financial statements.

The laws and regulations applicable to filings made with the Securities and Exchange Commission, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. The Company maintains disclosure controls and procedures to ensure that the information included in the reports that it files or submits to the Securities and Exchange Commission is collected and communicated to senior management in order to permit timely disclosure of the required information.

If you are requested to provide, review or certify information in connection with the Company’s disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report any information that you believe should be considered for disclosure in our reports that is not being appropriately considered, or any material misstatement that you believe exists in our reports to the Company pursuant to the “Accounting Complaint Reporting Policy” set forth in this Code.

If you have questions or are uncertain as to how the Company’s disclosure controls and procedures may apply in a specific circumstance, promptly contact your supervisor or a more senior manager. The Company wants you to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included under the heading “Accounting Complaint Reporting Policy.”

CORPORATE ASSETS

You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should only be used for legitimate business purposes.

The Company has extensive procedures designed to minimize both employee and third-party theft. These procedures are dependent, however, on every employee’s diligent observation of them. It is incumbent on each employee to follow the Company’s procedures and to report pursuant to the “General Complaint Reporting Policy” set forth in this Code, any lapses that occur in following the procedures.

NEWS MEDIA CONTACT POLICY

If any member of the media contacts you, you should refer the questioner to Investor Relations/Public Relations at 972-580-5047 for coordination, approval and response. Do not respond to questions. Remain calm and polite. Do not get angry or behave in an aggressive manner.

If news reporters or camera people appear unexpectedly in a store, you should politely provide them with the name and number for Investor Relations/Public Relations and ask them to leave so as not to disrupt business. After the reporters or cameramen have left the store, contact Investor Relations/Public Relations. If appropriate, alert other Company stores in the mall.

In the event a media inquiry relates to a pending or threatened legal matter, any member of the Board of Directors or any officer or other employee who is asked for a statement from any member of the media should refer the questioner to the Company’s Legal department.

Without prior authorization from the Company’s Chief Executive Officer, President, Chief Financial Officer, Legal department or Investor Relations department, neither members of the Board of Directors nor officers or other employees are permitted to reply or make statements to any reporter, journalist or commentator of any newspaper, magazine, radio or television station.

Explanation

Because we are a public company, we are obligated to provide full and prompt disclosure of all material developments or events to our stockholders and the public. All statements to the media or responses to inquiries from the media dealing with sales, profitability and financial performance must be coordinated through the Investor Relations department. Company policy states that neither members of the Company’s Board of Directors nor officers or other employees shall discuss sales, profitability or results of operations or any confidential information without prior authorization.

News Media Contacts

Investor Relations: 972-580-5047
Legal Department: 972-580-5248

COMPLIANCE WITH APPLICABLE LAWS

POLICY

The Company is committed to strict compliance with all federal and state laws governing its business operations. If you are uncertain as to whether or how a law applies to the Company, please contact your immediate supervisor or the Company’s Legal department.

STATE SALES TAX

Members of the Company’s Board of Directors, officers and other employees must at all times comply with state sales tax laws requiring the collection of taxes due on sales of merchandise. Any member of the Board of Directors or any officer or other employee found to have accommodated a purchaser by willfully failing to charge applicable state sales tax on any transaction or who ships an “empty box” to an “out-of-state customer” trying to evade sales tax will be subject to immediate termination of employment or other relationship with the Company.

REPORTING CASH PAYMENTS OF $10,000 OR MORE

Members of the Board of Directors, officers and other employees must strictly comply with regulations that require the Company to promptly report any transaction during which a customer makes a currency payment of $10,000 or more. (Two or more related purchases made with $10,000 aggregate cash also fall within these regulations.)

U.S. CUSTOMS REGULATIONS

Members of the Board of Directors, officers and other employees traveling outside the United States must strictly comply with applicable U.S. Customs regulations. These rules require that you report U.S. currency brought back into the country and merchandise brought back from foreign countries.

EEO POLICIES

Members of the Board of Directors, officers and other employees are required to make policy and procedure decisions on the principles of equal employment opportunity as more fully described in the Company’s policy manual, Management Policies and Guidelines, or Employee Handbook (which can be found on the Company’s intranet).

PAYMENTS TO GOVERNMENT OFFICIALS

Neither members of the Board of Directors nor officers or other employees shall make any payment or gift or promise any payment or gift to a domestic or foreign official, political party or official thereof or candidate for domestic or foreign political office for purposes of obtaining or influencing or attempting to obtain or influence, favored treatment with respect to the Company’s business. Members of the Board of Directors, officers and other employees of the Company must adhere at all times to the Foreign Corrupt Practices Act.

COMPLIANCE WITH FEDERAL SECURITIES LAWS

The Company is a public company and is required to maintain books and records, to distribute information to its stockholders and to file information with the New York Stock Exchange and the Securities and Exchange Commission. Members of the Board of Directors, officers and other employees are required to endeavor to fulfill these obligations in a full, fair, complete, accurate, timely and understandable manner. These matters are discussed more fully under the heading “Maintenance of Books, Records and Disclosure Procedures.”

INSIDER TRADING

Neither members of the Board of Directors nor officers or other employees may purchase or sell Company common stock or other securities when he or she has personal knowledge of material non-public information about the Company’s business, prospects or financial condition. In addition, neither members of the Board of Directors nor officers or other employees are permitted to “tip” any other person by disclosing non-public information about the Company.

Neither members of the Board of Directors nor officers or other employees may purchase or sell the securities of a Company vendor or other party with which the Company is doing business when he or she has personal knowledge of material non-public information about the vendor’s or other party’s business, prospects or financial condition as a result of working for the Company. Similarly, neither members of the Board of Directors, nor officers or other employee are permitted to “tip” any other person by disclosing material non-public information about the vendor or other party.

Examples of non-public information that might be deemed material include:

•                  Quarterly or annual results;

•                  Internal earnings estimates, especially if significantly different from “street” estimates;

•                  Sales information;

•                  Financial liquidity problems or management changes;

•                  Stock or debt offerings;

•                  Negotiations concerning significant mergers, acquisitions or divestitures;

•                  Dividend recommendations, stock splits, stock repurchase programs, tender offers or exchange offers; and

•                  Significant litigation or labor disputes.

Either positive or adverse information may be material, and material undisclosed developments in matters previously disclosed may also constitute material non-public information. Also, as the magnitude of a potential event or transaction increases and the greater the chance it will actually occur, the more likely it is that information regarding that event or transaction may be deemed material. Information is considered to be available to the public only when it has been released to the public through appropriate channels (e.g., by means of a press release or Securities and Exchange Commission filing) and enough time has elapsed to permit the market to absorb and evaluate the information.

Since issues arising under federal securities laws tend to be complex and require legal analysis, this Code does not attempt to deal with all of the questions you may have on this subject. The Company’s Legal department regularly prepares supplemental documents for use by members of the Board of Directors, officers and other employees of the Company who require guidance on specific issues involving the application of securities laws and who, in some cases, have an increased reporting responsibility.

STOCK TRADING PROHIBITED DURING BLACKOUT PERIODS

In order to assure strict compliance with this policy, members of the Board of Directors, officers, employees at or above a director level, merchants and all other employees who have access to the Company’s financial data, and the related accounts of such persons, are prohibited from purchasing or selling Company securities during “blackout” periods when quarterly financial information is being calculated internally and when holiday sales trends are developing.

Blackout Dates

Blackout dates include (a) the periods beginning on the tenth day prior to the end of a fiscal quarter and ending two full trading days after the Company publicly announces its quarterly or full year, as applicable, results of operations and (b) the period beginning Thanksgiving Day and ending two full trading days after the Company’s Holiday Sales Release in January.

Open Dates

The dates other than blackout dates are open dates, and generally purchases and sales are permitted. However, even during open dates, members of the Board of Directors, officers and other employees (and their respective related accounts) who are subject to the blackout requirements set forth above must receive advance clearance from Investor Relations prior to executing a purchase or sale of Company common stock or other securities. If Investor Relations clears the proposed trade, such trade must be consummated within 10 days of receipt of approval, if at all.

FORMER DIRECTORS, OFFICERS AND EMPLOYEES

Since information may continue to be material non-public information even after a member of the Board of Directors or an officer or other employee has terminated his or her relationship with the Company, all former members of the Board of Directors and all officers or other employees of the Company must comply with all applicable securities laws. The Company reserves the right to implement additional procedures to ensure compliance with this policy and all applicable securities laws.

MONEY LAUNDERING

“Money laundering” is the use of transactions by criminals, terrorists, or others to conceal all traces of the illegal source of funds. Money laundering may involve various transactions that, when completed, appear to be legitimate. The Company is committed to complying with all anti-money laundering and anti-terrorism laws throughout the world.

The Company supports anti-money laundering policies by using procedures to avoid receipt of cash or cash equivalents that are the proceeds of a crime. You are to promptly report suspicious transactions or activities by any customer to the Company’s Legal department.

You should look for “red flags” that might raise suspicion concerning possible money laundering, including but not limited to:

•                  Payments made in currencies other than that specified in the invoice;

•                  Attempts to make large payments in cash or cash equivalents;

•                  Payments made by someone not a party to the contract (unless approved);

•                  Payments to/from an account other than the normal business relationship account;

•                  Requests or attempts to make payments for each invoice or group of invoices by multiple checks or drafts; or

•                  Requests to make overpayments.

FELONY REPORTING POLICY

In the event that any employee of the Company at the level of manager or above is arrested for a felony, he or she shall report such “felony arrest” to his or her immediate supervisor no later than the first day or shift after he or she returns to work (or was scheduled to return to work) following the arrest.

For these purposes, “felony arrest” is defined as an arrest for any criminal offense punishable by at least one year in prison.

This policy does not apply to misdemeanor arrests and charges. Employees uncertain whether an arrest should be reported are advised to report the incident so it can be evaluated. Once the felony arrest of an employee covered by this Felony Reporting Policy has been reported, the Company reserves the right to terminate or take other action with respect to such employee.

COOPERATION

All members of the Board of Directors, officers and other employees must cooperate courteously with officials conducting a government or Company inquiry or investigation. Always seek advice from the Company’s Legal department before responding to a non-routine request for information from a government or regulatory agency. “Non-routine” is defined as other than as required by normal government processes and monitoring contracts, or relating to government policy or legal/regulatory changes.

CODE ADMINISTRATION AND VIOLATION

RESPONSIBLE CORPORATE OFFICER — GENERAL COUNSEL

The Company’s General Counsel and Legal department are responsible for interpreting this Code and responding to specific questions from members of the Board of Directors, officers and other employees about its application. The Company will make every effort to provide consistent treatment and guidance for prospective conduct.

GOOD JUDGMENT RULE

Although this Code attempts to deal with many types of business conduct considered to be unethical, improper or detrimental to the Company’s reputation or interests, no Company policy could ever anticipate every situation that arises during the course of your employment. You are therefore advised to use good judgment in dealing with issues that confront you in applying this Code to unusual situations not specifically covered by this Code.

APPROVALS PROCEDURE

Unless otherwise indicated, any approval or other authorization required pursuant to any policy in this Code, if requested by the Chief Executive Officer or any member of the Board of Directors, must be obtained from the Audit Committee of the Board of Directors, through its Chairman, and if requested by any other officer or employee of the Company, must be obtained from his or her immediate supervisor, following such supervisor’s consultation with the Legal department and Human Resources.

REQUESTS FOR EXCEPTIONS AND WAIVERS

While most Code policies must be strictly followed, exceptions may be possible. For example, a minor conflict of interest situation can sometimes be resolved simply by disclosure of the possible conflict to all interested parties. If any employee believes that an exception to any of the policies is appropriate, the employee should first contact the employee’s immediate supervisor. If the employee’s immediate supervisor, after consultation with the Human Resources and Legal departments, agrees that an exception is appropriate, the exception will be approved. Exceptions to this Code for the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and members of the Board of Directors may be made only by the Audit Committee of the Company’s Board of Directors, through its Chairman. Certain exceptions for senior financial officers must be disclosed on Form 8-K, or, if permitted by applicable securities laws, the Company’s Web site.

ADDITIONAL INFORMATION

In cases where you are unable to decide whether a course of conduct is permissible, you are encouraged to ask for guidance from the Legal department. Such questions should be directed to:

The Company’s Legal Department

Telephone: 972-580-5248

Fax: 972-580-4934

All inquiries will be kept confidential to the extent possible, and questions may be submitted anonymously.

Additional information can be found on the Company’s Web site at www.zalecorp.com and on the Company’s intranet.

ZALE CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS CERTIFICATE OF COMPLIANCE

I have read and understand the Zale Corporation Code of Business Conduct and Ethics (the “Code”), which has been furnished to me. I understand that the Code applies to all members of the Board of Directors as well as to officers and employees of Zale Corporation and its subsidiaries (collectively, the “Company”) and I hereby agree that I will fully comply with all provisions of the Code and will report any suspected violations of the Code in accordance with the policies set forth in the Code.

I understand that regardless of whether I sign this certification, I am expected to comply with the provisions of the Code and to report any suspected violations of the Code in accordance with the policies set forth in the Code.

I fully understand that I or the Company can terminate my employment at any time, for any reason or for no reason. I further understand that the Code does not constitute any kind of an employment contract, written or verbal, between me and the Company and does not alter my employment status. I further understand that the Code supersedes and replaces all prior versions thereof.

Print Name

Employee ID

Signature

Date

CONFLICT OF INTEREST FORM

Nature of Interest (including name of vendor, customer, independent contractor, competitor or other business)

Print Name

Title

Phone (Work)

Signature

Date

If you need more information about the Company’s conflicts of interest policy, please contact the Human Resources or Legal department.

September 2009

ZALE CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS CERTIFICATE OF COMPLIANCE

I have read and understand the Zale Corporation Code of Business Conduct and Ethics (the “Code”), which has been furnished to me. I understand that the Code applies to all members of the Board of Directors as well as to officers and employees of Zale Corporation and its subsidiaries (collectively, the “Company”) and I hereby agree that I will fully comply with all provisions of the Code and will report any suspected violations of the Code in accordance with the policies set forth in the Code.

I understand that regardless of whether I sign this certification, I am expected to comply with the provisions of the Code and to report any suspected violations of the Code in accordance with the policies set forth in the Code.

I fully understand that I or the Company can terminate my employment at any time, for any reason or for no reason. I further understand that the Code does not constitute any kind of an employment contract, written or verbal, between me and the Company and does not alter my employment status. I further understand that the Code supersedes and replaces all prior versions thereof.

Print Name

Employee ID

Signature

Date

CONFLICT OF INTEREST FORM

Nature of Interest (including name of vendor, customer, independent contractor, competitor or other business)

Print Name

Title

Phone (Work)

Signature

Date

If you need more information about the Company’s conflicts of interest policy, please contact the Human Resources or Legal department.

September 2009